Exhibit (1)

                    DOUGLAS & LOMASON COMPANY
                       DIRECTORS STOCK PLAN
                       ___________________


1.  PURPOSE

     1.1 The Douglas & Lomason Company Directors Stock Plan (the "Plan") is intended to increase the proprietary interest of non-employee members of the Board of Directors (the "Board") of Douglas & Lomason Company (the "Company") by providing further opportunity for ownership of the Company's Common Stock ("Stock"), and to increase their incentive to contribute to the success of the Company's business.

     1.2 The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be further amended from time to time ("Rule
16b-3") and shall be construed to so comply.


2.  ADMINISTRATION

     2.1 The Plan will be administered by a committee (the "Committee") of not less than two persons consisting of the Chief Executive Officer of the Company and other persons designated by him who are either officers of the Company or members of the Board of Directors, none of whom is eligible to participate in the Plan.


     2.2 The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.


3.  SHARES Of STOCK

     3.1 Shares Reserved. Shares of Stock which may be issued under the Plan may either be authorized and unissued shares of the Company, provided that the total amount of Stock which may be issued under the Plan shall not exceed 50,000 shares.

     3.2 Capital Adjustments. In the event of a change in the number or class of shares of Stock as a result of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or a corporate transaction, the




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maximum number or class of shares available under the Plan, and the number or class of shares of Stock to be delivered hereunder shall be proportionately adjusted to reflect any such change.


4.  DELIVERY Of SHARES OF STOCK

     4.1 Mandatory Portion. For each calendar year commencing with the calendar year beginning January 1, 1995, each non-employee member of the Board (an "Eligible Director") shall receive a whole number of shares of Stock equal in value to 25% of his retainer fee payable for services as a director during such calendar year in lieu of payment of such percentage of the retainer fee in cash. Such shares shall be delivered to each Eligible Director on the first day of July of each year (or if such date is not a business day, the next succeeding business day) of such calendar year (the "Normal Stock Payment Date"), except to the extent that a Deferral Election (as defined in Section 4.3 hereof) shall be in effect with respect to such shares.

     Each such share shall be valued at the closing price per share of Stock as reported on the National Association of Securities Dealers Automated Quotation National Market System, or if not so reported, as reported by any national stock exchange on which the Stock is traded (the "Closing Price") on the last business day preceding the Normal Stock Payment Date (the "Share Value Price"). The value of fractional shares shall be paid to the Eligible Director in cash.

     4.2 Elective Portion. For each calendar year commencing with the calendar year beginning January 1, 1995, each Eligible Director may elect to receive a whole number of shares of Stock equal in value (based on the Share Value Price) to up to an additional 25% of his or her retainer fee payable for services as a director during such calendar year in lieu of payment of such percentage of the retainer fee in cash. Such shares shall be delivered to each Eligible Director on the Normal Stock Payment Date, except to the extent that a Deferral Election (as defined in Section 4.3 hereof) shall be in effect with respect to such shares or that Section 4.6 hereof applies. The value of fractional shares shall be paid to the Eligible Director in cash.

     4.3 Deferral Election. For fees payable for services as a director during calendar years beginning on or after January 1, 1995, each Eligible Director may elect to defer the receipt (a "Deferral Election") of all or a portion of the shares of Stock otherwise deliverable on a Normal Stock Payment Date ("Deferred Shares").

     The director shall elect (a) that Deferred Shares be distributed in a lump sum or in equal annual installments (not



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exceeding 10), and (b) that the lump sum or first installment be distributed on the tenth day of the calendar year immediately following either (i) the year in which the director ceases to be a director of the Company, or (ii) the earlier of the year in which the director ceases to be a director of the Company or a date designated by the director; provided, however, that any such election shall be subject to Section 4.6 hereof. Installments subsequent to the first installment shall be distributed on the tenth day of each succeeding calendar year until all of the director's Deferred Shares shall have been distributed.

     In the event the director should die before all of the director's Deferred Shares have been distributed, the balance of the Deferred Shares shall be distributed in a lump sum to the beneficiary or beneficiaries designated in writing by the director, or if no designation has been made, to the estate of the director.

     4.4 Dividend Equivalents. Deferred Shares shall be credited with an amount equivalent to the dividends which would have been paid on an equal number of outstanding shares of Stock ("Dividend Equivalents"). Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and (ii) only with respect to Deferred Shares which were otherwise deliverable as of a Normal Stock Payment Date, or into which Dividend Equivalents were converted pursuant to the second paragraph of this Section 4.4, prior to the record date of the dividend. Deferred Shares held pending distribution shall continue to be credited with Dividend Equivalents.

     Dividend Equivalents so credited shall be converted into an additional whole number of Deferred Shares each year on the Normal Stock Payment Date (based on the Closing Price on the last business day preceding the Normal Stock Payment Date). Such Deferred Shares shall thereafter be treated in the same manner as any other Deferred Shares under the Plan. Dividend Equivalents resulting in fractional shares shall be held for the credit of the Eligible Director until the next Normal Stock Payment Date and shall be converted into Deferred Shares on such date. Any Dividend Equivalents not converted into Deferred Shares shall be paid in cash upon the final distribution of the director's Deferred Shares.

     4.5 Timing and Form of Elections. Any election described in Sections 4.2 and 4.3 hereof:

     (a) shall be in the form of a document executed by the director and filed with the Company,

     (b) for the year 1995, shall be made before June 15, 1995 and thereafter shall be made before the first day of the calendar year in which the applicable retainer fee is



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          earned and shall become irrevocable on the last day
          prior to the beginning of such calendar year, and

     (c) shall continue until a director ceases to be a director or until he terminates or modifies such election by written notice, any such termination or modification to be effective as of the end of the calendar year in which such notice is given with respect to fees payable in subsequent calendar years.

     4.6 Effect of Certain Events. Notwithstanding an election pursuant to Section 4.2 or Section 4.3 hereof, upon the occurrence of a Change in Control (as defined below), (i) all Deferred Shares to the extent credited prior to the Change in Control shall be distributed immediately in the form of shares of Stock, and (ii) all Dividend Equivalents not yet converted into Deferred Shares and all fees earned and not yet converted into shares of Stock or Deferred Shares under the terms of this Plan shall be distributed immediately in cash.

     A Change in Control shall have occurred if (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), or (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

     The provisions of this Section 4.6 shall not apply to the extent inconsistent with the requirements of Rule 16b-3, as the same may be interpreted from time to time.


5.  TERM OF PLAN

     5.1 The Plan, which was adopted by the Board on February 16, 1995, is subject to approval by the shareholders of the Company on April 28, 1995. In no event shall any delivery of shares of Stock



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be made to any director or other person under the Plan until such time as shareholder approval of the Plan is obtained.

     5.2 The Plan shall remain in effect until the earlier to occur of a Change in Control or December 31, 2005, unless sooner terminated by the Board; provided, however, that, except as provided in Section 4.6(b) hereof, shares of Stock and Dividend Equivalents may be delivered pursuant to a Deferral Election after such date.


6. AMENDMENT; TERMINATION

     6.1 The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that the provisions of Section 4.1 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     6.2 Except as provided in Section 4.6 hereof, in the event the Plan is terminated, Deferred Shares and Dividend Equivalents shall be distributed at such time and in such manner as the Board shall determine, no later than they would have been distributed pursuant to the Deferral Election applicable thereto.


7.  MISCELLANEOUS

     7.1  The right of a director to Deferred Shares and/or
Dividend Equivalents shall be non-assignable and shall not be subject in any manner to the debts or other obligations of the director or any other person.

     7.2 The Company shall not be required to reserve or otherwise set aside funds with respect to Deferred Shares or Dividend Equivalents.

     7.3 Nothing in the Plan shall be construed as conferring any right upon any director to continuance as a member of the Board.

     7.4 This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Michigan.



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